ITEM 77Q(a) ?
COPIE
S OF
ALL
MATE
RIAL
AMEN
DMEN
TS TO
THE
REGIS
TRANT
?S
CHAR
TER
OR BY-
LAWS


AMENDMENT
#11
TO THE BY-
LAWS
OF
FEDERATED
GOVERNMEN
T INCOME
SECURITIES,
INC.
Effective June
1, 2013

	Strike
Section 5.
POWERS OF
EXECUTIVE
COMMITTEE
from ARTICLE
III -
EXECUTIVE
AND OTHER
COMMITTEES
and replace with
the following:

	Section
5.  POWERS
OF
EXECUTIVE
COMMITTEE.
During the
intervals
between the
Meetings of the
Directors, the
Executive
Committee,
except as
limited by the
By-Laws of the
Corporation or
by specific
directions of
the Directors,
shall possess
and may
exercise all the
powers of the
Directors in the
management
and direction of
the business
and conduct of
the affairs of
the Corporation
in such manner
as the
Executive
Committee
shall deem to
be in the best
interests of the
Corporation,
and shall have
power to
authorize the
Seal of the
Corporation (if
there is one) to
be affixed to all
instruments and
documents
requiring the
same.
Notwithstandin
g the foregoing,
the Executive
Committee
shall not have
the power to
elect or remove
Directors,
increase or
decrease the
number of
Directors, elect
or remove any
Officer, issue
shares or
recommend to
shareholders
any action
requiring
shareholder
approval.

      Insert
the following
into ARTICLE
VI,
AGREEMENT
S, CHECKS,
DRAFTS,
ENDORSEME
NTS, ETC. and
renumber the
remaining
sections
accordingly:

Section 2.
DELEGATIO
N OF
AUTHORITY
RELATING
TO
DIVIDENDS.
The Directors
may delegate to
any Officer or
Agent of the
Corporation the
ability to
authorize the
payment of
non-stock
dividends and
may delegate to
an Officer or
Agent in
accordance
with that
general
authorization
the power to fix
the amount and
other terms of
the dividend
provided that
the Directors
established a
method or
procedure for
determining the
maximum
amount of the
distribution.

	The title
of ARTICLE
VI is deleted
and replaced as
follows:
?AGREEMEN
TS, CERTAIN
DELEGATIO
N, CHECKS,
DRAFTS,
ENDORSEME
NTS, ETC.?






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